FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Resignation of Scott P. Sealy, Sr. from Board of Directors in Connection with Pursuit of Real Estate Venture

ARCP and its Board of Directors Appreciate Mr. Sealy’s Service During ARCP’s Transition Toward Becoming the Leading Net Lease REIT

New York, New York, June 10, 2014 — American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced today the resignation of Scott P. Sealy, Sr. from its board of directors (the “Board”). Mr. Sealy informed ARCP that he is entering into a real estate venture in a sector that is competitive with ARCP’s business. In light of the potential for a conflict of interest, Mr. Sealy believes he will be unable to further serve on ARCP’s Board. Mr. Sealy joined ARCP in February 2014 following the close of ARCP’s acquisition of Cole Real Estate Investments, Inc. and served as a member of ARCP’s Conflicts Committee. Mr. Sealy’s resignation also constitutes a resignation from ARCP’s Conflicts Committee.

Leslie D. Michelson, Lead Independent Director of ARCP, noted, “Scott is building a business that would make it a conflict for him to continue to serve on our Board. We appreciate Scott’s service during our transition period following the Cole merger and the insight he provided to the Board and the Conflicts Committee. We can understand that his competing interest required him to make this decision and wish him the best in his upcoming endeavors. We are thankful for his candor and the responsible way that he has addressed this situation.”

Mr. Sealy added, “I have thoroughly enjoyed my service on the Board. I regret that my other business interests preclude me from further service with ARCP.”

About ARCP

ARCP is a self-managed real estate investment trust (“REIT”), organized in Maryland and listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500